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                                                                    EXHIBIT 99.1

[LOBSENZ-STEVENS LETTERHEAD]


On behalf of:                              Contacts:
BEC Group, Inc.                            Martin E. Franklin
555 Theodore Fremd Ave., Suite B-302       Chairman and CEO
Rye, NY 10580                              (914) 967-9400
(NYSE: EYE)                                or
                                           Mark Perlgut
FOR IMMEDIATE RELEASE                      at Lobsenz-Stevens, Inc.
May 20, 1996                               (212) 684-6300, Ext 309

         BEC GROUP, INC. OFFERS MERGER TO ILC TECHNOLOGIES, INC.

RYE, N.Y., May 20, 1996 -- BEC Group, Inc. (NYSE: EYE), a sunglass and optical technologies company, today announced that it has made a formal merger proposal to the Board of Directors of ILC Technologies, Inc. (NASDAQ: ILCT).

         The proposal, detailed in a Form 8-K to be filed with the Securities and Exchange Commission, calls for ILC shareholders to receive two shares of BEC Group common stock for each share of ILC common stock. The proposed transaction would be structured as a pooling of interests. Based on the closing price of BEC Group stock on the day the offer was made, the offer's total value was approximately $75 million, or $15 per share of ILC common stock.

         "We believe this transaction would significantly benefit the shareholders of both ILC and BEC Group," said Martin E. Franklin, chairman and chief executive of BEC Group. "The synergies between our two companies are substantial. Together, we would become the leading U.S.-based manufacturer of specialty discharge lighting products, and we would be better positioned against our larger international competitors.

         "If consummated, the merger should be anti-dilutive, increasing BEC Group's earnings per share in the first 12 months of combined operations. We are seeking a friendly, negotiated transaction and desire to proceed swiftly for the benefit of ILC's shareholders as well as our own. Direct and immediate negotiations could result in enhanced value for ILC shareholders."

         BEC Group, Inc. is a leading optics company through its Sunglass Group and Optical Technologies Group. The Sungalss Group includes the Foster Grant Group, the largest distributor of popular-priced sunglasses and reading glasses in the United States,



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BEC Group, Inc.
May 20, 1996
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and Bolle America, the exclusive marketer and distributor of Bolle(R) premium sunglasses, sports shields and goggles. The Optical Technologies Group manufactures and markets advanced lighting, electronic and electroformed products to a diverse customer base. BEC Group also owns 28% of Eyecare Products plc, a London Stock Exchange listed company.

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